Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements

of the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Remeasurement Gains and Losses, Consolidated Statement of Cash Flow, and notes to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2023. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

Exhibit 99.1

Auditor General of Nova Scotia

Independent Auditor’s Report

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2023, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt, consolidated statement of remeasurement gains and losses, and consolidated statement of cash flow for the year then ended, and notes and schedules to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2023, and the consolidated results of its operations, consolidated changes in its net debt, consolidated remeasurement gains and losses, and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements of the Province of Nova Scotia for the year ended March 31, 2023. In applying my professional judgment to determine key audit matters, I considered those matters that are complex, have a high degree of uncertainty, or are important to the public because of their significance.

The key audit matters were addressed in the context of my audit of the consolidated financial statements of the Province of Nova Scotia as a whole, and in forming my opinion thereon. I do not provide a separate opinion on these matters.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Major tax revenues (PIT, CIT, HST)

Major tax revenues include personal income tax (PIT), corporate income tax (CIT), and harmonized sales tax (HST) and were determined to be a key audit matter because

•  Major tax revenues are material and are based on management’s best estimates using statistical models and assumptions; and

•  Significant uncertainty is present in these estimates, as they involve forecasting future economic and tax filing data since there is a delay in when the Province receives actual results (i.e. once personal tax returns are filed).

Major tax revenues are disclosed in:

Note 1, Financial Reporting and Accounting Policies; and Schedule 1, Revenue.

We concluded that major tax revenues are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls over major tax revenues, and assessing the appropriateness of the method used to make the estimate.

•  Performing variance analysis over significant balances including retrospective review to assess the accuracy of previous estimates made and potential impact to current year results.

•  Testing the underlying data used in the various tax revenue estimation models and reviewing evidence to support the key assumptions.

•  Reviewing the estimate for indications of management bias.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Pension, retirement, and other obligations

Pension, retirement, and other obligations are a key audit matter because:

•  The Province’s liability is material and is determined by an actuarial expert;

•  Significant uncertainty exists as the liability is based on detailed actuarial assumptions which are subject to change in the future; and

•  Amounts recorded in the financial statements may materially change as assumptions vary.

Pension, retirement, and other obligations are disclosed in:

Note 1, Financial Reporting and Accounting Policies; and

Note 5, Pension, Retirement and Other Obligations.

We concluded that pension, retirement, and other obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

The matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls used to value the liability and assessing the appropriateness of the method used.

•  Reviewing the valuation of the liability, including key assumptions, for indications of management bias.

•  Testing the underlying employee data used in the valuation of the Province’s liability and reviewing evidence to support the key assumptions used.

•  Relying on the work of the Province’s consulting actuary.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Liabilities for contaminated sites

Liabilities for contaminated sites are a key audit matter because:

•  The liabilities are subject to significant uncertainty, are material and are estimates of the future costs required to complete the necessary clean-up of the Province’s contaminated sites;

•  The Province identified 188 contaminated and other environmental sites which are at various stages of evaluation. A liability of $539 million has been recorded for 99 sites; and

•  In the future, as additional environmental investigations are completed and more information becomes available, the Province may need to revise current estimates and account for additional liabilities related to these sites.

Liabilities for contaminated sites are disclosed in:

Note 1, Financial Reporting and Accounting Policies; and

Note 11, Contaminated Sites.

We concluded that liabilities for contaminated sites are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

This matter was addressed by:

•  Obtaining an understanding of the systems, processes, and controls relating to identifying and evaluating contaminated sites, and assessing the appropriateness of the method used to estimate the liability.

•  Reviewing the Province’s estimate of the liabilities for contaminated sites for indications of management bias.

•  Assessing the reasonability of clean-up costs for contaminated sites, including changes to the Province’s estimated costs to clean up Boat Harbour.

•  Assessing the Province’s accounting for liabilities associated with the clean up of abandoned mine sites based on the criteria for recognition in accordance with Canadian public sector accounting standards.

•  Reviewing the Province’s disclosure of the uncertainty associated with this liability to ensure it is appropriate in accordance with Canadian public sector accounting standards.

KEY AUDIT MATTER	HOW WE ADDRESSED THIS MATTER

Asset Retirement Obligations

Liabilities for asset retirement obligations are a key audit matter because:

•  This is the first year of adoption of the new accounting standard for Asset Retirement Obligations by the Province using the modified retroactive approach with restatement of comparative information. This new standard requires the Province to account for liabilities associated with the retirement of tangible capital assets.

•  The liabilities are material and subject to significant uncertainty, as they require judgement and assumptions in order to estimate the future costs required to complete the necessary remediation work or disposal of assets containing regulated materials.

•  At Mar 31, 2023, the Province recorded $608 million in asset retirement obligations. The majority of the liability relates to the removal of asbestos and lead in Provincial buildings;

Asset retirement obligations are disclosed in:

Note 1, Financial Reporting and Accounting Policies;

Note 2, Accounting Changes; and

Note 10, Asset Retirement Obligations.

We concluded that liabilities for asset retirement obligations are fairly stated, in all material respects, and are disclosed appropriately in accordance with Canadian public sector accounting standards.

This matter was addressed by:

•  Obtaining an understanding of the systems, processes, policy and controls relating to identifying and evaluating asset retirement obligations and assessing the appropriateness of the method used to estimate the liability.

•  Reviewing the Province’s estimate of the liabilities for asset retirement obligations for indications of management bias.

•  Assessing the reasonability of management’s estimated costs for asset retirement obligations, including testing of the underlying data used to calculate the liability.

•  Assessing the Province’s accounting for liabilities associated with the asset retirement obligations based on the criteria for recognition in accordance with Canadian public sector accounting standards.

•  Reviewing the Province’s disclosure of the uncertainty associated with this liability to ensure it is appropriate in accordance with Canadian public sector accounting standards.

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance (the Minister and Deputy Minister of Finance and Treasury Board).

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province of Nova Scotia’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, I determine those matters that were of most significance in the audit of the Province’s consolidated financial statements of the current period and are therefore the key audit matters. I describe these matters in my auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Kim Adair, FCPA, FCA, ICD.D

Auditor General of Nova Scotia

Halifax, Nova Scotia

September 7, 2023

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2023

($ thousands)

	2023	2022
		(as restated)
Financial Assets
Cash and Short-Term Investments	1,417,155	1,419,660
Accounts Receivable	1,740,023	1,357,501
Inventories for Resale	4,194	3,990
Loans Receivable (Schedule 3)	2,395,426	2,321,283
Investments (Schedule 3)	1,481,143	1,973,604
Investment in Government Business Enterprises (Schedule 6)	417,101	356,786
Derivative Financial Assets (Note 13)	37,572	—

	7,492,614	7,432,824

Liabilities
Bank Advances and Short-Term Borrowings	1,183,978	1,231,944
Accounts Payable and Accrued Liabilities	2,770,938	2,078,456
Deferred Revenue (Note 4)	365,820	330,597
Accrued Interest	161,999	175,300
Pension, Retirement and Other Obligations (Note 5)	2,981,923	2,910,717
Asset Retirement Obligations (Note 10)	608,178	607,486
Liabilities for Contaminated Sites (Note 11)	539,396	454,456
Unmatured Debt (Schedules 4 and 5)	16,650,887	16,818,751
Derivative Financial Obligations (Note 13)	512	—
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	—	818

	25,263,631	24,608,525

Net Debt	(17,771,017)	(17,175,701)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	8,557,157	7,817,032
Inventories of Supplies	158,088	170,192
Prepaid Expenses	46,065	28,219

	8,761,310	8,015,443

Accumulated Deficits	(9,009,707)	(9,160,258)

Accumulated Deficits are comprised of:
Accumulated Operating Deficits	(9,070,289)	(9,160,258)
Accumulated Remeasurement Gains	60,582	—

	(9,009,707)	(9,160,258)

Accounting Changes (Note 2)
Restricted Assets (Note 3)
Contingencies and Contractual Obligations/Rights (Note 12)
Trust Funds Under Administration (Note 14)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 - Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations

For the fiscal year ended March 31, 2023

($ thousands)

	Adjusted
	Estimate	Actual	Actual
Revenue (Schedule 1)	2023	2023	2022
			(as restated)
Provincial Sources
Tax Revenue	6,719,552	8,395,182	6,812,020
Other Provincial Revenue	1,558,935	1,713,935	1,676,308
Net Income from Government Business Enterprises (Schedule 6)	419,818	465,259	406,109
Investment Income	126,800	143,066	193,970

	8,825,105	10,717,442	9,088,407
Federal Sources	4,810,760	4,871,791	4,959,243

Total Revenue	13,635,865	15,589,233	14,047,650

Expenses (Schedule 2)
Advanced Education	743,350	937,511	883,233
Agriculture	45,618	96,004	42,310
Communities, Culture, Tourism and Heritage	151,276	250,078	246,772
Community Services	1,217,652	1,264,831	1,086,639
Economic Development	100,117	101,664	134,291
Education and Early Childhood Development	2,117,655	2,130,929	1,941,497
Environment and Climate Change	142,998	320,570	156,940
Finance and Treasury Board	31,109	34,129	26,304
Fisheries and Aquaculture	17,999	15,155	15,405
Health and Wellness	4,713,780	5,112,431	4,678,921
Justice	415,743	437,408	424,711
Labour, Skills and Immigration	207,337	199,021	260,176
Municipal Affairs and Housing	543,973	629,384	555,557
Natural Resources and Renewables	136,896	199,480	201,499
Public Service	162,381	164,974	189,675
Public Works	621,117	698,668	624,057
Seniors and Long-Term Care	1,132,241	1,241,956	1,030,666
Service Nova Scotia and Internal Services	359,989	508,764	316,985
Restructuring Costs	402,099	286,223	82,988
Pension Valuation Adjustment (Note 5)	71,480	69,415	64,867
Refundable Tax Credits	121,828	98,222	103,268
Net Loss on Disposal of Crown Assets	—	1,270	1,134
Debt Servicing Costs (Note 7)	685,411	675,399	641,116

Total Expenses (Note 8)	14,142,049	15,473,486	13,709,011

Provincial Surplus (Deficit)	(506,184)	115,747	338,639
Accumulated Operating Deficits, Beginning of Year
As Previously Reported		(8,739,956)	(9,090,807)
Accounting Changes (Note 2)		(420,302)	(408,090)

As Restated		(9,160,258)	(9,498,897)

Reclassification (Note 2)		(25,778)	—

Accumulated Operating Deficits, End of Year		(9,070,289)	(9,160,258)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2023

($ thousands)

	Adjusted
	Estimate	Actual	Actual
	2023	2023	2022
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(16,568,215)	(16,568,215)	(16,400,763)
Accounting Changes (Note 2)	—	(607,486)	(607,078)

As Restated	(16,568,215)	(17,175,701)	(17,007,841)

Changes in the Year
PS 3450, Financial Instruments , Implementation April 1, 2022 (Note 2)	—	17,474	—
Provincial Surplus (Deficit)	(506,184)	115,747	338,639
Acquisitions and Transfers of Tangible Capital Assets	(1,584,717)	(1,235,403)	(970,886)
Amortization of Tangible Capital Assets	499,307	487,267	475,868
Disposals of Tangible Capital Assets	—	8,011	3,350
Use (Acquisitions) of Inventories of Supplies	—	12,104	(21,724)
Use (Acquisitions) of Prepaid Expenses	—	(17,846)	6,893
Net Remeasurement Gains	—	17,330	—

Total Changes in the Year	(1,591,594)	(595,316)	(167,860)

Net Debt, End of Year	(18,159,809)	(17,771,017)	(17,175,701)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 - Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Remeasurement Gains and Losses

For the fiscal year ended March 31, 2023

($ thousands)

2023
Accumulated Remeasurement Gains, Beginning of Year	—
Accounting Changes (Note 2)	43,252

As Restated	43,252

Unrealized Gains (Losses) During the Year
Portfolio Investments in an Active Market	(1,044)
Derivative Financial Instruments	18,563
Other Comprehensive Loss from Government Partnership
Arrangements	(985)
Other Comprehensive Loss from Government Business
Enterprises (Schedule 6)	(92)

16,442

Realized Gains Reclassified to the Statement of Operations During the Year
Portfolio Investments in an Active Market	115
Foreign Currency Translation	364
Derivative Instruments	409

888

Net Remeasurement Gains For the Year	17,330

Accumulated Remeasurement Gains, End of Year	60,582

Accumulated Remeasurement Gains comprised of:
Portfolio Investments in an Active Market	(929)
Derivative Financial Instruments	36,810
Other Comprehensive Loss from Government Partnership
Arrangements	(985)
Other Comprehensive Income from Government Business
Enterprises	25,686

60,582

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 5

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2023

($ thousands)

	2023	2022
		(as restated)
Operating Transactions
Provincial Surplus	115,747	338,639
PS 3450, Financial Instruments, Implementation April 1, 2022 (Note 2)	17,474	—
Net Remeasurement Gains for the Year	17,330	—
Sinking Fund and Public Debt Management Fund Earnings	(11,228)	(8,490)
Interest on Repurchased Debt Instruments Held in Sinking Funds	—	(26,348)
Amortization of Premiums and Discounts on Unmatured Debt	3,917	(5,387)
Net Income from Government Business Enterprises (Schedule 6)	(465,259)	(406,109)
Profit Distributions from Government Business Enterprises	404,944	378,816
Amortization of Tangible Capital Assets (Schedule 7)	487,267	475,868
Loss on Disposal of Tangible Capital Assets	7,065	1,875
Net Change in Other Items (Note 9)	434,808	(14,793)

	1,012,065	734,071

Investing Transactions
Repayment of Loans Receivable	1,004,755	497,847
Advances and Investments	(637,695)	(1,933,529)
Write-offs	24,914	39,125

	391,974	(1,396,557)

Capital Transactions
Acquisitions of Tangible Capital Assets	(1,235,403)	(970,886)
Proceeds from Disposal of Tangible Capital Assets	946	1,475

	(1,234,457)	(969,411)

Financing Transactions
Debentures and Other Debt Issued	1,764,702	3,162,175
Amortization of Foreign Exchange Gains and Other Items	(818)	(1,223)
Repayment of Debentures and Other Long-Term Obligations	(1,935,971)	(1,806,770)

	(172,087)	1,354,182

Cash Outflows	(2,505)	(277,715)
Cash Position, Beginning of Year	1,419,660	1,697,375

Cash Position, End of Year	1,417,155	1,419,660

Cash Position Represented by:
Cash and Short-Term Investments	1,417,155	1,419,660

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

1.	Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 14.

b)	Principles of Consolidation

A government component is not a separate entity but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. The accounts of government components and GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1 d). Significant inter-organization balances and transactions are eliminated.

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and organizations outside of the Province’s GRE as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported separately as revenue on the Consolidated Statement of Operations.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. A business partnership is a self-sustaining GPA that has the financial and operating authority to sell goods and services to individuals and organizations outside of the Province’s GRE as its principal activity and source of revenue. The Province’s interest in GPAs and business partnerships is accounted for using the modified equity method, as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

1.	Financial Reporting and Accounting Policies (continued)

c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the estimates in Budget 2022-23, tabled on March 29, 2022, were adjusted on a line-by-line basis by grossing up the associated revenues and expenses with those of the Province’s governmental units in order to properly reflect the estimates on a comparative basis in these consolidated financial statements.

d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis in the fiscal year that the events giving rise to the revenues occurred. Revenues from personal and corporate income taxes and harmonized sales taxes are recorded in the year in which the taxable event occurs based upon estimates using statistical models after considering certain non-refundable tax credits and other adjustments from the federal government. As actual or more current economic data and information from the federal government becomes available for prior years, adjustments to tax revenues are recorded in the current year. Non-refundable personal and corporate income tax credits are tax concessions (relief of taxes owing), which are recorded as reductions to the corresponding tax revenues. Refundable personal and corporate income tax credits are transfers made through the tax system (financial benefits other than relief of taxes owing), which are recorded as expenses, not as reductions to tax revenues. Petroleum royalties are recorded based upon estimates using economic models and may be adjusted in the current year based on updated forecasts, as well as estimated abandonment costs for future decommissioning or restoration of offshore field assets.

Government transfers received for operating purposes are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period that the tangible capital assets are acquired. Capital transfers that have been received in advance of project completion are recorded as deferred revenue and are recognized as revenue as the related eligible expenditures are incurred.

Investment income includes interest, amortization of premiums or discounts using the effective interest method, and realized fair value gains and losses on portfolio investments.

Expenses

Expenses are recorded on the accrual basis in the fiscal year that the events giving rise to the expenses occurred and are reported in more detail in Note 8, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) transfer being authorized and all eligibility criteria are met by the recipients, and 2) time of payment.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

1.	Financial Reporting and Accounting Policies (continued)

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Debt servicing costs include interest on debt, pension, retirement and other liabilities, capital leases, amortization of premiums and discounts using the effective interest method, and realized fair value gains and losses on derivatives and foreign currency transactions. Debt servicing costs are recorded net of interest revenue associated with repurchased Province of Nova Scotia debentures.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximates market value, and include cash on hand, demand deposits, R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 4.62 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Investments not traded on an active market, which include the Public Debt Management Fund, are recorded at amortized cost using the effective interest method less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan or date of the investment. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down of a loan or investment to reflect a loss in value is not reversed if there is a subsequent increase in value. Any write-offs must be approved by Governor in Council.

Equity investments traded on an active market are measured at fair value. Unrealized changes in fair value are recognized in the Consolidated Statement of Remeasurement Gains and Losses until they are realized and then transferred to the Consolidated Statement of Operations.

Derivative financial instruments, including embedded derivatives, are recorded at fair value.

Fair value is the estimated amount for which a financial instrument could be exchanged between willing parties based on the current market conditions in an arm’s length transaction between a willing buyer and a willing seller. Fair value measurements are classified using the Fair Value Hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

Level 3	Inputs for the asset or liability that are not based on observable market data (unobservable inputs)

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

1.	Financial Reporting and Accounting Policies (continued)

Financial assets are assessed for impairment on an annual basis. When a decline is determined to be other than temporary, the amount of the loss is recorded in the Consolidated Statement of Operations, and any applicable unrealized gain or loss is adjusted through the Consolidated Statement of Remeasurement Gains and Losses.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 4.48 per cent.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market-related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market-related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Asset Retirement Obligations are recognized when there is a legal obligation to incur retirement costs in relation to a tangible capital asset, the past transaction or event giving rise to the liability has occurred, the Province expects to give up future economic benefits, and a reasonable estimate of the amount can be made. These liabilities include the costs directly attributable to asset retirement activities, including costs related to post-retirement operation, maintenance, and monitoring that are an integral part of the retirement of the tangible capital asset. They are measured based on the best estimate of the expenditures required to complete the retirement activities using the information available at year-end.

When asset retirement obligations are initially recognized, asset retirement costs are capitalized as part of the carrying amount of the related tangible capital assets. The capitalized asset retirement costs are amortized on the same basis as the related tangible capital assets, and any accretion expense is recognized in the Consolidated Statement of Operations. Asset retirement costs related to unrecognized tangible capital assets or tangible capital assets no longer in productive use are expensed immediately.

The carrying amounts of asset retirement obligations are reviewed at each financial reporting date. Changes to the liabilities arising from revisions to either the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or decrease to the carrying amounts of the related tangible capital assets.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

1.	Financial Reporting and Accounting Policies (continued)

organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to complete the remediation. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized are accounted for in the period in which the revisions are made.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, capital leases, and long-term debt related to Public-Private Partnership (P3) assets. Premiums and discounts, as well as underwriting commissions, relating to the issuance of debentures are included in the item’s opening carrying value. Debt is recorded at amortized cost using the effective interest method, net of repurchased Province of Nova Scotia debentures. Under P3 arrangements, the Province uses private sector partners to design, build, finance, and maintain certain infrastructure assets. Assets procured through P3s are recognized as tangible capital assets, and the related long-term obligations are recognized as other unmatured debt in these consolidated financial statements as the assets are constructed.

Unrealized Foreign Exchange Translation Gains and Losses result when assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31st. Unrealized foreign exchange gains and losses on the translation of foreign currency are recognized in the Consolidated Statement of Remeasurement Gains and Losses. In the period of settlement, the realized foreign exchange gains and losses are recognized in the Consolidated Statement of Operations and the unrealized balances are reversed from the Consolidated Statement of Remeasurement Gains and Losses.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense is recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt is measured as the difference between the Province’s liabilities and financial assets, which represents the accumulation of all past annual surpluses and deficits, net changes in remeasurement gains and losses, and cumulative net acquisitions of non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, design, construction, development, installation, and betterment of the tangible capital asset, as well as interest related only to the financing of P3 assets during construction. Cost also includes the estimated cost of legally required activities associated with the retirement of a tangible capital asset. Tangible capital assets include land, land improvements, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

1.	Financial Reporting and Accounting Policies (continued)

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. The net write-downs are accounted for as amortization expense and are not reversed.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits are measured as the difference between the Province’s Net Debt and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province and accumulated remeasurement gains and losses.

e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts at which items are recorded or disclosed in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because actual results may differ materially from the Province’s estimates.

Measurement uncertainty that is material exists in the estimation of tax revenues, pension, retirement and other obligations, asset retirement obligations, liabilities for contaminated sites, and the value of tangible capital assets.

Personal Income Tax (PIT) revenue of $4.06 billion (2022 – $3.31 billion), Corporate Income Tax (CIT) revenue of $1.02 billion (2022 – $637.9 million), and Harmonized Sales Tax (HST) revenue of $2.61 billion (2022 – $2.19 billion), see Schedule 1, may be subject to subsequent revisions based on changes to key tax revenue inputs. Changes to tax revenue inputs can be based on new or revised information, possible differences between the estimated and actual economic growth, and other assumptions used in statistical modelling to accrue these revenues. When these changes are to revenue estimates of prior years, they are classified as prior years’ adjustments (PYAs), see Note 6. Revisions to tax revenue inputs and variances in actual experience can result in significant estimate changes. Some of the key variable inputs related to tax revenues include, but are not limited to, the following:

Public Accounts Volume 1 – Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

1.	Financial Reporting and Accounting Policies (continued)

Personal Income Tax	Corporate Income Tax	Harmonized Sales Tax
• Personal taxable income levels • Provincial taxable income yield • Tax credits uptake	• National corporate taxable income levels as provided by Finance Canada • Nova Scotia’s share of national taxable income • Tax credits uptake	• Personal consumer expenditure levels • Provincial GDP • Spending by exempt industries • Rebate levels • Residential housing investment

The liabilities for Pension, Retirement and Other Obligations of $2.98 billion (2022 – $2.91 billion), see Note 5, are subject to uncertainty because actual results may differ significantly from the Province’s various long-term assumptions about plan members, return on investment of pension fund assets, health care cost trend rates for retiree benefits, the Province’s long-term cost of borrowing, and other economic conditions.

Asset retirement obligations of $608.2 million (2022 – $607.5 million), see Note 10, require estimates regarding the useful lives of the affected tangible capital assets, amount of regulated materials, and expected retirement costs, including the timing and duration of those retirement costs.

Uncertainty exists in the liabilities for contaminated sites of $539.4 million (2022 – $454.5 million), see Note 11, because the actual nature and extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s anticipated remediation plans.

The net book value of tangible capital assets of $8.56 billion (2022 – $7.82 billion), see Schedule 7, is subject to uncertainty because of differences between estimated useful lives of the assets and their actual useful lives.

Other areas requiring the use of management estimates include allowances for doubtful accounts and the valuation of loans receivable and investments.

f)	Future Changes in Accounting Standards

The Public Sector Accounting Board (PSAB) has issued the following new accounting standards effective April 1, 2023:

•	PS 3160, Public Private Partnerships provides guidance on the accounting, measurement, and disclosure of infrastructure assets and related liabilities where the government procures the assets using a private sector partner

•	PS 3400, Revenue provides guidance on the accounting and reporting of revenue from exchange and non-exchange transactions

•	PSG-8, Purchased Intangibles allows recognition of intangibles purchased through an exchange transaction

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province does not expect PS 3160 to have a significant impact on the current accounting and disclosures of public private partnerships. The Province is currently assessing the impact of the other standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been fully determined.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

2.	Accounting Changes

Accounting changes were made during the year that have the following impacts:

($ thousands)	2023			2022
	Net Debt April 1, 2022	Remeasure- ment April 1, 2022	Accumulated Deficits April 1, 2022	Provincial Surplus	Net Debt April 1, 2021	Accumulated Deficits April 1, 2021
a) Reclassification of Other Comprehensive Income from Government Business Enterprises	—	25,778	(25,778)	—	—	—
b) Implementation of PS 3450, Financial Instruments	17,474	17,474	—	—	—	—
c) Implementation of PS 3280, Asset Retirement Obligations	(607,486)	—	(420,302)	12,212	(607,078)	(408,090)

	(590,012)	43,252	(446,080)	12,212	(607,078)	(408,090)

a)	Reclassification of Other Comprehensive Income from Government Business Enterprises

Prior to the adoption of PS 1201, Financial Statement Presentation, changes in Other Comprehensive Income related to Government Business Enterprises were recognized in the Consolidated Statement of Operations. Upon adoption of PS 1201, Financial Statement Presentation, introducing the Statement of Remeasurement Gains and Losses, the accumulated Other Comprehensive Income amounts recognized in Accumulated Operating Deficits have been reclassified to the new Statement of Remeasurement Gains and Losses. As a result, the opening accumulated operating deficits have increased by $25.8 million, and $25.8 million was recognized in opening remeasurement gains.

b)	Implementation of PS 3450, Financial Instruments

The Province prospectively adopted PS 3450, Financial Instruments, which requires the simultaneous adoption of PS 1201, Financial Statement Presentation, PS 2601, Foreign Currency Translation, and PS 3041, Portfolio Investments, effective April 1, 2022. These new standards provide comprehensive requirements for the recognition, measurement, presentation, and disclosure of financial instruments and foreign currency transactions. Under PS 3450, all financial instruments, including derivatives, are included on the Consolidated Statement of Financial Position and are measured at either fair value or amortized cost based on the characteristics of the instrument and the accounting policy choices, as described in Note 1 d). Remeasurement gains and losses associated with fair value adjustments are recognized on the new Statement of Remeasurement Gains and Losses. As a result, the opening net debt decreased by $17.5 million, financial assets increased by $63.3 million, liabilities increased by $45.8 million, and $17.5 million was recognized in opening remeasurement gains.

c)	Implementation of PS 3280, Asset Retirement Obligations

The Province adopted this new public sector accounting standard, effective April 1, 2022, on a modified retroactive basis. The new accounting standard establishes how to account for and report legal obligations associated with the retirement of certain tangible capital assets, such as

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

2.	Accounting Changes (continued)

asbestos removal in retired buildings by public sector entities. As a result, the opening liabilities and net debt in 2022 increased by $607.1 million, tangible capital assets increased by $199.0 million, and opening accumulated operating deficits increased by $408.1 million. Amortization expense in 2022 increased by $12.2 million and the provincial surplus decreased by $12.2 million.

3.	Restricted Assets

As at March 31, 2023, assets of $108.8 million (2022 – $110.8 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $23.0 million (2022 – $33.9 million), comprised of: $11.3 million for Nova Scotia Health Authority (NSHA) research and other purposes (2022 – $24.2 million), $4.4 million for gas market development as part of the Nova Scotia Market Development Initiative Fund (2022 – $4.5 million), $3.4 million for endowment and scholarship funds (2022 – $2.3 million), $2.9 million for future investments of the Nova Scotia First Fund (2022 – $2.0 million), and $1.0 million for the Independent Production Fund (2022 – $0.9 million).

Restricted investments totaled $85.8 million (2022 – $76.9 million), comprised of: $58.1 million for NSHA research and other purposes (2022 – $52.6 million) and $27.7 million for endowment funds (2022 – $24.3 million).

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

4.	Deferred Revenue

($ thousands)	2023	2022
Annapolis Valley Regional Centre for Education	3,037	1,364
Canada – Canadian Apprenticeship Service Program	11,031	—
Canada Community-Building Fund (formerly Federal Gas Tax Fund)	4,943	4,488
Canada – COVID-19 Proof of Vaccination Fund	12,009	—
Canada – Nova Scotia Early Learning and Child Care Agreement	65,835	51,491
Cape Breton-Victoria Regional Centre for Education	2,502	2,041
Conseil scolaire acadien provincial	2,905	2,810
Halifax Regional Centre for Education	6,858	5,878
Housing Nova Scotia – Social Housing Agreement and Other Federal Funding	59,630	59,516
Izaak Walton Killam Health Centre – Capital, Research, and Other Restricted Funds	35,818	33,265
Nova Scotia Community College	37,906	35,802
Nova Scotia Health Authority – Capital, Research, and Other Restricted Funds	69,516	76,868
Public Archives of Nova Scotia	3,086	2,382
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	22,897	22,775
Seniors Pharmacare	14,603	14,824
Other Externally Restricted Funds	13,244	17,093

Total Deferred Revenue	365,820	330,597

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

5.	Pension, Retirement and Other Obligations

The Province offers its employees a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits is recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event occurs that obligates the Province to pay benefits.

a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP) are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

The PSSP operates under the responsibility of the Public Service Superannuation Plan Trustee Inc. (PSSPTI). PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six represent the employees, and an independent chairperson. The Province has no residual liability for the PSSP and therefore does not record PSSP assets or liabilities in these consolidated financial statements. The Province’s pension expense for the PSSP is limited to the employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

As at March 31, 2023, the PSSP was 102.9 per cent funded. Indexing is based on a funded health review occurring every five years. The most recent funded health review for the five-year cycle starting January 1, 2021 and ending December 31, 2025 was completed in 2019-20. Based on the PSSP’s funding ratio of 98.5 per cent measured as of December 31, 2019, no indexing will be paid during the following five-year cycle and no changes to member and employer plan contributions will be made. The Province’s employer contributions to the PSSP in 2023 were $98.1 million (2022 – $93.0 million).

The TPP operates under the responsibility of the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. Under a joint governance structure, the Province and NSTU membership equally share all surpluses and deficits of the plan. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2023, the total accrued benefit liability associated with this plan was $926.5 million (2022 – $964.7 million).

As at December 31, 2022, the TPP was 75.1 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $61.6 million to the TPP in 2023 (2022 – $9.7 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2023 were $179.2 million (2022 – $123.1 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

5.	Pension, Retirement and Other Obligations (continued)

During the year, the weighted average actual rate of return on TPP plan assets was 2.70 per cent (2022 – 3.95 per cent). The total market value of plan assets at March 31, 2023 was $5.6 billion (2022 – $5.6 billion). The liability recorded in 2023 for the TPP was based on the most recent actuarial valuation performed at December 31, 2021, extrapolated to March 31, 2023.

Another one of the Province’s significant funded pension plans is the Nova Scotia Health Employees’ Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2022, the NSHEPP was 122.6 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these consolidated financial statements. The most recent actuarial valuation was performed on July 1, 2021 and extrapolated to December 31, 2022, which indicated a funding surplus of $1.9 billion (2022 – $3.2 billion). The Province’s contributions to this plan in 2023 were $126.9 million (2022 – $122.0 million).

The Province is also responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, which provides pension benefits to the non-teaching employees of the participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2019 and extrapolated to March 31, 2023. As at December 31, 2019, the plan was 108.2 per cent funded, and the total market value of the plan assets at March 31, 2023 was $221.1 million (2022 – $224.1 million). Employer contributions in 2023 were $6.2 million (2022 – $5.5 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2023 were based on the most recent actuarial valuations performed between September 30, 2020 and December 31, 2021 and extrapolated to March 31, 2023.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations.

The liabilities for these termination benefits recorded in 2023 were based on the most recent actuarial valuations performed at December 31, 2020 and extrapolated to March 31, 2023.

Post-Employment Benefits

The Province sponsors two unfunded post-employment benefit plans: a Self-Insured Workers’ Compensation Plan and retirement health benefits, some of which contain a life insurance provision. Retirement health benefits vary depending on the collective agreements negotiated with each group. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

For the Self-Insured Workers’ Compensation Plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

5.	Pension, Retirement and Other Obligations (continued)

The liabilities for these post-employment benefit plans recorded in 2023 were based on the most recent actuarial valuations performed between March 31, 2020 and March 31, 2023 and extrapolated to March 31, 2023.

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan sponsors: five nominated by the Province, five nominated by the Nova Scotia Government and General Employees Union (NSGEU), and one Chair agreed to by both sponsors. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The most recent actuarial valuation was performed at December 31, 2022, and indicated a funded ratio of 132.1 per cent. The Province’s contributions to this plan in 2023 were $8.5 million (2022 – $7.9 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and Nova Scotia Community College (NSCC) have collective agreements containing sick leave provisions that accumulate but do not vest. The Province must measure and record a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc.

The liabilities for ASLBs recorded in 2023 were based on the most recent actuarial valuations performed between June 30, 2020 and August 15, 2021 and extrapolated to March 31, 2023.

Retirement Allowances

The Province sponsors retirement allowance plans for which benefits are paid upon retirement based on an employee’s length of service and rate of pay. The Province discontinued its retirement allowance plans for unionized staff and non-union civil servant/management employees on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. Effective April 1, 2020, service accumulation was discontinued for public service awards for those entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act. The payment of any remaining retirement allowances will be deferred until retirement and calculated based on accumulated service as of the respective discontinuation dates and salary upon retirement.

The liabilities for these retirement allowance plans recorded in 2023 were based on the most recent actuarial valuations performed between March 31, 2021 and October 31, 2022 and extrapolated to March 31, 2023.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

5.	Pension, Retirement and Other Obligations (continued)

b)	Summary of Balances

							2023	2022
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Projected Benefit Obligation, Beginning of Year	3,399,743	734,659	4,134,402	1,684,946	279,984	1,964,930	6,099,332	5,992,511
Current Benefit Cost	67,231	22,593	89,824	59,418	36,364	95,782	185,606	183,422
Interest Cost	209,466	26,854	236,320	48,040	7,798	55,838	292,158	279,229
Actuarial Losses (Gains)	(194,647)	(37,544)	(232,191)	(182,762)	21,600	(161,162)	(393,353)	(40,489)
Benefit/Premium Payments	(215,458)	(44,839)	(260,297)	(27,934)	(36,887)	(64,821)	(325,118)	(317,201)
Other	1,937	(63)	1,874	(34)	1,755	1,721	3,595	1,860
Curtailment	—	—	—	(9,491)	—	(9,491)	(9,491)	—
Plan Amendments	—	—	—	9,672	433	10,105	10,105	—

Projected Benefit Obligation, End of Year	3,268,272	701,660	3,969,932	1,581,855	311,047	1,892,902	5,862,834	6,099,332

Market Related Value of Plan Assets, Beginning of Year	2,763,947	297,852	3,061,799	—	—	—	3,061,799	2,968,883
Expected Return on Plan Assets	180,281	14,938	195,219	—	—	—	195,219	178,356
Actuarial Losses	(26,266)	(15,402)	(41,668)	—	—	—	(41,668)	(4)
Benefit Payments	(215,458)	(44,839)	(260,297)	—	—	—	(260,297)	(253,300)
Other	1,937	(763)	1,174	—	—	—	1,174	1,242
Employer Contributions	89,614	40,512	130,126	—	—	—	130,126	101,916
Employee Contributions	59,065	8,244	67,309	—	—	—	67,309	64,706

Market Related Value of Plan Assets, End of Year	2,853,120	300,542	3,153,662	—	—	—	3,153,662	3,061,799

Net Benefit Plans Deficiency, End of Year	415,152	401,118	816,270	1,581,855	311,047	1,892,902	2,709,172	3,037,533
Unamortized Net Actuarial Gains (Losses)	48,095	230	48,325	135,206	80,942	216,148	264,473	(126,816)
Valuation Allowance	—	8,278	8,278	—	—	—	8,278	—

Accrued Benefit Liability, End of Year	463,247	409,626	872,873	1,717,061	391,989	2,109,050	2,981,923	2,910,717

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

5.	Pension, Retirement and Other Obligations (continued)

c)	Net Benefit Plans Expense

							2023	2022
($ thousands)	Teachers’ Pension Plan	Other Pension Plans	Total Pension Benefits	Retirement Health Benefits	Other Benefits	Total Other Benefits	Total	Total
Current Benefit Cost	67,231	22,593	89,824	59,418	36,364	95,782	185,606	183,422
Employee Contributions	(59,065)	(8,244)	(67,309)	—	—	—	(67,309)	(64,706)
Employer Contributions *	89,615	—	89,615	—	—	—	89,615	61,562
Gain on Curtailment	—	—	—	(9,491)	—	(9,491)	(9,491)	—
Plan Amendments	—	—	—	9,672	433	10,105	10,105	—
Amortization of Net Actuarial Losses (Gains)	33,146	238	33,384	(3,046)	13,094	10,048	43,432	53,084
Recognition of Actuarial Gains on Plan Curtailment	—	—	—	(3,829)	—	(3,829)	(3,829)	—
Other	—	178	178	(234)	1,755	1,521	1,699	864
Increase in Valuation Allowance	—	8,278	8,278	—	—	—	8,278	—
Interest Cost	209,466	26,854	236,320	48,040	7,798	55,838	292,158	279,229
Expected Return on Plan Assets	(180,281)	(14,938)	(195,219)	—	—	—	(195,219)	(178,356)
Employer Contributions to Multi-Employer Plans	—	225,043	225,043	—	8,454	8,454	233,497	223,011

Net Benefit Plans Expense Recorded as:	160,112	260,002	420,114	100,530	67,898	168,428	588,542	558,110

Fringe Benefits Expense	117,587	241,038	358,625	23,570	39,993	63,563	422,188	392,370
Pension Valuation Adjustment	13,340	7,048	20,388	28,920	20,107	49,027	69,415	64,867
Net Pension Interest Cost	29,185	11,916	41,101	48,040	7,798	55,838	96,939	100,873

Net Benefit Plans Expense	160,112	260,002	420,114	100,530	67,898	168,428	588,542	558,110

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with the TPP to reflect the Province’s share of this plan under joint trusteeship.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

5.	Pension, Retirement and Other Obligations (continued)

d)	Plan Composition

The table below shows the composition of the balances and net benefit plans expense.

($ thousands)	2023	2022	2023	2022
	Accrued Benefit (Asset) Liability	Accrued Benefit (Asset) Liability	Net Benefit Plans Expense	Net Benefit Plans Expense
Pension Benefits
Public Service Superannuation Plan*	—	—	98,137	93,083
Teachers’ Pension Plan	463,247	482,364	160,112	156,837
Health Employees Pension Plan*	—	—	126,906	122,040
Educational Non-Teaching Plans	(6,186)	(11,708)	14,496	6,590
Members of the Legislative Assembly Pension Plan	116,719	113,302	9,220	8,426
Sysco Pension Plan	110,276	119,087	1,292	6,195
Supplementary Pensions	188,817	193,975	9,951	15,098

Total Pension Benefits	872,873	897,020	420,114	408,269

Other Benefits
Public Service Superannuation Plan Health Benefits	325,307	337,130	(6,605)	7,380
Teachers’ Pension Plan Health Benefits	1,002,611	944,716	72,251	68,288
Health Sector Retirement Health Benefits	258,834	239,276	25,868	16,288
Other Retirement Health Benefits	130,309	123,143	9,016	5,268
Self-Insured Workers’ Compensation Plan	133,077	100,215	47,386	35,737
Public Service Long Term Disability Plan*	—	—	8,454	7,888
Accumulated Sick Leave Benefits	221,884	226,097	12,557	10,484
Retirement Allowances	37,028	43,120	(499)	(1,492)

Total Other Benefits	2,109,050	2,013,697	168,428	149,841

Pension, Retirement and Other Obligations	2,981,923	2,910,717	588,542	558,110

*	As the Province does not sponsor these plans, the annual net benefit plan expense is limited to the employer contributions paid by the Province.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

5.	Pension, Retirement and Other Obligations (continued)

e)	Actuarial Assumptions

Below are the significant assumptions used to measure the Province’s benefit plan obligations.

	2023		2022
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Long-term inflation rate	2.00%	2.00%	2.00%	2.00%
Expected real rate of return on plan assets:
TPP	4.51%		4.12%
Rate of compensation increase	0.0% - 4.6%	1.5% - 3.0%	1.5% - 2.0%	1.5% - 2.5%
	+ merit	+ merit	+ merit	+ merit
Discount rates:
TPP	6.60%		6.20%
Other Plans		2.96%		2.74%

Other Assumptions

•	7.0 per cent annual rate increase in the cost per person of covered health care benefits for 2022-23, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

•	7.0 per cent annual rate increase in the cost per person of covered prescription drugs for2022-23, decreasing to an ultimate rate of 4.0 per cent per annum over 20 years

Actuarial assumptions are reviewed and assessed on an annual basis to ensure that they take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4.0 to 17.0 years. The Province’s weighted-average EARSL is 15.0 years.

f)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

	2023
($ thousands)	Pension Benefits		Other Benefits		Total
Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	216,208	5.8%	195,308	10.4%	411,516	7.4%
b) Salary Growth Rate – 1.0% Increase	123,294	3.3%	16,726	0.9%	140,020	2.5%
c) Health Care Cost Trend Rate – 1.0% Increase	n/a	n/a	393,542	21.0%	393,542	7.1%

The sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

6.	Prior Years’ Adjustments (PYAs)

PYAs resulting from measurement uncertainty, see Note 1 e), reflect updates to the Province’s forecasts and revisions to information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported on Schedule 1 as follows:

($ thousands)	2023			2022*
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	3,632,081	428,619	4,060,700	3,124,211	183,358	3,307,569
Corporate Income Tax	728,936	288,836	1,017,772	517,759	120,121	637,880
Harmonized Sales Tax	2,397,358	212,070	2,609,428	2,100,608	85,316	2,185,924
Petroleum Royalties	—	840	840	—	—	—
Preferred Share Dividend [1]	16,562	—	16,562	13,491	—	13,491
Large Corporations Tax [1]	—	(1,352)	(1,352)	—	(119)	(119)

		929,013			388,676

Federal Sources
Canada Health Transfer	1,234,122	(310)	1,233,812	1,219,992	1,928	1,221,920
Canada Social Transfer	416,833	(111)	416,722	400,779	692	401,471

		(421)			2,620

[1]	Included in Other Tax Revenue on Schedule 1

7.	Debt Servicing Costs

($ thousands)	2023	2022
CDN$ Denominated Debt	529,806	534,724
Pension, Retirement and Other Obligations	96,939	100,873
Capital Leases	8,182	8,571
Other Debt	36,642	5,290
Amortization of Premiums and Discounts on Unmatured Debt	3,917	(5,387)
Amortization of Foreign Exchange Gains	(87)	(2,955)

Total Debt Servicing Costs	675,399	641,116

Debt servicing costs have been offset with associated interest revenue of $9.6 million (2022 – $27.8 million) on repurchased debt instruments.

For the year ended March 31, 2023, total debt servicing costs for the Province’s government business enterprises were $6.9 million (2022 – $12.8 million).

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

8.	Expenses by Object

($ thousands)	2023	2022
		(as restated)
Grants and Subsidies	6,060,731	5,124,644
Salaries and Employee Benefits	5,357,921	4,866,628
Operating Goods and Services	2,472,158	2,230,693
Professional Services	415,309	367,571
Amortization	487,267	475,868
Debt Servicing Costs	675,399	641,116
Other	4,701	2,491

Total Expenses by Object	15,473,486	13,709,011

9.	Cash Flow — Net Change in Other Items

($ thousands)	2023	2022
		(as restated)
Increase in Accounts Receivable	(382,522)	(288,127)
Increase in Inventories for Resale	(204)	(810)
Increase (Decrease) in Bank Advances and Short-Term Borrowings	(47,966)	31,309
Increase in Accounts Payable and Accrued Liabilities	692,482	81,901
Increase in Deferred Revenue	35,223	51,189
Decrease in Accrued Interest	(13,301)	(24,153)
Increase in Pension, Retirement and Other Obligations	71,206	106,843
Increase in Asset Retirement Obligations	692	409
Increase in Liabilities for Contaminated Sites	84,940	41,478
Decrease (Increase) in Inventories of Supplies	12,104	(21,724)
Decrease (Increase) in Prepaid Expenses	(17,846)	6,892

Total Net Change in Other Items	434,808	(14,793)

10.	Asset Retirement Obligations

The Province owns and operates various assets that are subject to asset retirement obligations. As at March 31, 2023, a total liability for asset retirement obligations of $608.2 million (2022 – $607.5 million) has been recorded in these consolidated financial statements. The Province has not set aside assets designated for settling any asset retirement obligations.

The Province’s estimates for the decommissioning of assets at retirement are based on engineering reports developed using available data such as environmental reports, building management reports, and internal data and records, which were supplemented as required by the past experience of internal experts in relation to these types of regulated materials. These estimates have been measured on an undiscounted basis and consist of several types of asset retirement obligations as follows:

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

10.	Asset Retirement Obligations (continued)

Asbestos Abatement

Many provincially owned buildings are known or expected to contain asbestos, which represents a health hazard upon demolition of the building. The Province is legally required to perform abatement activities upon renovation or demolition of these buildings. Abatement activities include handling and disposing of the asbestos in a prescribed manner when it is disturbed. The estimated total liability for asbestos abatement is $466.1 million (2022 – $468.4 million).

Lead

The provincially owned buildings are also known or expected to contain lead-based materials such as drywall, plaster, painted wood, pipe insulation, and flooring materials, which represent health hazards upon handling of those materials. The Province is legally required to dispose of these materials in a regulated manner. The estimated total liability related to the proper disposal of lead-containing materials is $123.0 million (2022 – $122.3 million).

Underground Fuel Storage Tanks

According to legislation, the Province is required to decommission provincially owned underground fuel storage tanks in a prescribed manner at the time of their replacement or at the end of their useful life. The estimated total liability related to the decommissioning of underground fuel storage tanks is $6.4 million (2022 – $6.4 million).

Medical Equipment

The estimated cost related to the safe removal of radioactive medical equipment used at Nova Scotia Health Authority and IWK Health Centre sites is $5.5 million (2022 – $5.4 million).

Other

The Province has a number of other regulated building materials, such as mercury, polychlorinated biphenyls (PCBs), and refrigerants, as well as gravel pits that arise due to contractual obligations. The estimated total liability related to these other materials is $7.2 million (2022 – $5.0 million).

Amortization is calculated on a declining balance basis for most assets with asset retirement obligations of the General Revenue Fund. Amortization is generally calculated on a straight-line basis for most assets with asset retirement obligations of the governmental units. Amortization rates are identified in Schedule 7.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

10.	Asset Retirement Obligations (continued)

The tables below shows the continuity of Asset Retirement Obligations:

($ thousands)	2023
			Fuel	Medical
	Asbestos	Lead	Tanks	Equipment	Other	Total
Balance, Beginning of Year	468,367	122,336	6,406	5,380	4,997	607,486
Liabilities Incurred During Year	1,580	705	34	110	2,171	4,600
Liabilities Settled During Year	(300)	(15)	—	—	(32)	(347)
Changes in Estimated Costs	(3,587)	—	—	—	—	(3,587)
Accretion Expense	9	2	—	—	15	26

Balance, End of Year	466,069	123,028	6,440	5,490	7,151	608,178

	2022
			Fuel	Medical
	Asbestos	Lead	Tanks	Equipment	Other	Total
Balance, Beginning of Year	468,191	122,247	6,406	5,255	4,979	607,078
Liabilities Incurred During Year	176	89	—	125	18	408
Liabilities Settled During Year	—	—	—	—	—	—
Changes in Estimated Costs	—	—	—	—	—	—
Accretion Expense	—	—	—	—	—	—

Balance, End of Year	468,367	122,336	6,406	5,380	4,997	607,486

Asset Retirement Obligations and the associated Tangible Capital Asset Class:

($ thousands) Asset Type and Class	Asset Net Book Value	ARO Liability
Buildings and Land Improvements	175,265	566,408
Machinery, Computers and Equipment	2,229	5,265
Other	1,151	2,174
Unrecorded Assets	—	34,331

Total	178,645	608,178

11.	Liabilities for Contaminated Sites

Various provincially owned sites throughout the province are known to be or are at risk of being contaminated. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2023, a total liability for contaminated sites of $539.4 million (2022 – $454.5 million) has been recorded in these consolidated financial statements.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

11.	Liabilities for Contaminated Sites (continued)

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those used for other contaminated sites with which the Province was involved. These estimates have been measured on an undiscounted basis. As at March 31, 2023, the Province has identified and continues to track approximately 188 sites in total. Of these, 99 were identified as sites where action is likely and for which a liability was recorded, including the following:

Boat Harbour in Pictou County

As at March 31, 2023, a liability of $350.1 million (2022 – $314.2 million) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result, there remains significant measurement uncertainty related to this estimate. A comprehensive remediation plan is under review by the federal regulator, and an approval decision is still pending.

The federal government has committed to reimbursing the Province for up to $100.0 million in eligible remediation costs incurred on this project. This federal commitment has not been reflected as part of the Boat Harbour remediation liability but has been disclosed as a contractual right in Note 12 e) and is expected to result in revenue in future periods as the remediation is completed.

Sydney Steel Corporation (SYSCO) and Adjacent Sites including the Sydney Tar Ponds/Coke Ovens Site As at March 31, 2023, a liability of $57.2 million (2022 – $59.5 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site expected until 2039.

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

As at March 31, 2023, a liability of $117.9 million (2022 – $65.5 million) has been recognized for the remediation of abandoned mine sites. The Province has identified seven former mine sites (five gold, one coal, one celestite) where contamination is known to exceed an environmental standard. A liability of $90.9 million (2022 – $65.5 million for two gold mine sites) has been recognized for these seven sites. A liability of $27.0 million (2022 – $nil) has also been recognized for the remaining 53 former mine sites based on the Province’s assessment of risk using past experience and assessments performed on other similar sites. While remediation is expected in the future, further testing and evaluation is required to determine the extent of contamination and possible site management options. These liabilities will be revised when the extent of future remediation is known, and the future costs can be more precisely measured.

At year-end, detailed site assessments were underway for five additional former gold mine sites located on Crown lands where contamination is expected to exceed an environmental standard. The Province will continue to provide notification in accordance with the Contaminated Sites Regulations as required.

Other Contaminated Sites

As at March 31, 2023, a liability of $14.2 million has been recognized for various other contaminated sites associated with highway maintenance, commercial, and industrial operations.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

11.	Liabilities for Contaminated Sites (continued)

For the remaining 89 identified sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities are unknown. They are at various stages of contamination evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

12.	Contingencies and Contractual Obligations/Rights

a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a loss due to a lawsuit is likely to occur and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2023 was $141.0 million (2022 – $106.5 million).

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

Public Accounts Volume 1 —  Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

12.	Contingencies and Contractual Obligations/Rights (continued)

c)	Contractual Obligations

As at March 31, 2023, the Province had contractual obligations as follows:

($ thousands) Fiscal Year	Governmental Units	Government Business Enterprises	Total Contractual Obligations
2024	2,398,840	14,861	2,413,701
2025	1,230,468	483	1,230,951
2026	1,124,023	434	1,124,457
2027	814,658	273	814,931
2028	652,437	—	652,437
2029 to 2033	2,470,765	—	2,470,765
2034 to 2038	1,157,382	—	1,157,382
2039 to 2043	520,973	—	520,973
2044 and thereafter	652,206	—	652,206

	11,021,752	16,051	11,037,803

These contractual obligations are comprised of $10,434.8 million from the General Revenue Fund, $586.9 million from the Province’s governmental units, and $16.0 million from the government business enterprises. Included are contractual obligations for the Department of Seniors and Long-Term Care of $5,086.8 million for service agreements with long-term care facilities, $1,764.1 million for the Department of Justice for the Royal Canadian Mounted Police (RCMP) policing services, $475.5 million for the Department of Public Works (PW) for future commitments related to P3 arrangements ($79.9 million for the capital portion and $395.6 million for the operating and maintenance portion), $400.9 million for PW for various school, health, and other construction projects, $437.3 million for the Department of Municipal Affairs and Housing (MAH) for various funding commitments under the Investing in Canada Infrastructure Program and $60.9 million for MAH for future commitments associated with the Canada Community-Building Fund, and $379.6 million for Advanced Education relating to university operating grants.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

12.	Contingencies and Contractual Obligations/Rights (continued)

d)	Operating Leases

As at March 31, 2023, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands) Fiscal Year	Governmental Units	Government Business Enterprises	Total Lease Payments
2024	83,836	252	84,088
2025	70,690	236	70,926
2026	56,470	113	56,583
2027	45,276	—	45,276
2028	26,523	—	26,523
2029 to 2033	48,103	—	48,103
2034 to 2038	14,741	—	14,741
2039 to 2043	15,212	—	15,212
2044 and thereafter	—	—	—

	360,851	601	361,452

e)	Contractual Rights

As at March 31, 2023, the Province had contractual rights as follows:

($ thousands) Fiscal Year	Governmental Units	Government Business Enterprises	Total Contractual Rights
2024	526,600	—	526,600
2025	409,590	—	409,590
2026	360,840	—	360,840
2027	139,963	—	139,963
2028	84,430	—	84,430
2029 to 2033	3,009	—	3,009
2034 to 2038	2,381	—	2,381
2039 to 2043	2,342	—	2,342
2044 and thereafter	—	—	—

	1,529,155	—	1,529,155

These contractual rights are comprised of $521.2 million for the Department of Education and Early Childhood Development for Early Learning and Child Care programs and other federal funding programs, $283.7 million for the Department of Municipal Affairs and Housing (MAH) for various funding commitments under the Investing in Canada Infrastructure Program and $60.9 million for MAH for the Canada Community-Building Fund, and $230.9 million for the Department of Public Works for various federal funding programs, including $100.0 million for the reimbursement of remediation costs associated with the Boat Harbour site in Pictou County as described in Note 11. Other contractual rights include $180.6 million for Housing Nova Scotia for federal funding initiatives under the National Housing Strategy.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

13.	Risk Management and Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to credit risk, liquidity risk, and market risks (including interest rate risk and foreign exchange risk). The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Credit Risk

Credit risk exposure is attributed to the risk that a counterparty to a financial instrument will cause a financial loss to the Province. This Province’s exposure is held in its cash, receivables, investments, and derivative financial instruments.

For certain loans, credit risk is managed through collateral security pledged by the borrowers and the appropriate provision for loan losses. Additionally, the risk of counterparty default is managed through evaluation of accounts receivable, loans receivable, and investment balances. When evaluation of these balances indicates a counterparty may be unable to fulfill their commitment, the Province recognizes an allowance for doubtful accounts as required.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A–” with a stable outlook as determined by the major credit rating agencies. The Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating. As at March 31, 2023, the Province has 34 interest rate swap contracts to convert certain interest payments from a fixed to floating and from floating to fixed. These swaps have terms remaining of 0.27 years to 14.58 years, a notional principal value of $1.04 billion and a mark to market value of $37.1 million. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk. The table below presents the credit risk and maturity profile associated with the derivative financial instrument portfolio measured using observable market data, as at March 31, 2023.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

13.	Risk Management and Financial Instruments (continued)

($ thousands)

Maturity Date	Current Currency	Current Notional	Fair Value [1]
Derivative Financial Assets
2024	CDN$	99,629	545
2025	CDN$	8,485	82
2026	CDN$	11,331	28
2027	CDN$	5,126	49
2028	CDN$	2,314	62
2029 and thereafter	CDN$	857,844	36,806

Total		984,729	37,572

Derivative Financial Obligations
2024	CDN$	986	(2)
2025	CDN$	11,000	(105)
2026	CDN$	—	—
2027	CDN$	—	—
2028	CDN$	—	—
2029 and thereafter	CDN$	39,519	(405)

Total		51,505	(512)

[1]

Fair value is based on the Mark to Market, an indication of the swap’s market value as at March 31, 2023. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2023.

The Province’s carrying amounts for financial assets best represent its maximum exposure to credit risk.

Liquidity Risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15.0 years.

Market Risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. A one per cent increase or decrease in interest rates would result in a $8.0 million increase or decrease in operating results on floating financial instruments outstanding at the end of the fiscal year and fixed income securities maturing within 12 months. As discussed under Credit Risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. As at March 31, 2023, the Province has no material foreign exchange exposure.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

13.	Risk Management and Financial Instruments (continued)

Fair Value

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Financial instruments were measured using a commonly used valuation model that includes all factors market participants would consider in pricing a transaction and is consistent with economic methodologies for financial instruments. The following table presents the financial instruments recorded at fair value in the Consolidated Statement of Financial Position, classified using the fair value hierarchy described in Note 1 d).

($ thousands) Fair Value Hierarchy	Fair Value	Cost/ Amortized Cost	Total
Cost/Amortized Cost
Investments	—	1,063,760	1,063,760
Level 1
Investments	388,288	—	388,288
Level 2
Investments	29,095	—	29,095

	417,383	1,063,760	1,481,143

Derivative Financial Assets	37,572	—	37,572
Derivative Financial Obligations	(512)	—	(512)

Total	454,443	1,063,760	1,518,203

Due to the prospective adoption of PS 3450, Financial Instruments as of April 1, 2022, all financial instruments were recognized at cost in the prior year and there have been no significant transfers between Level 1 and Level 2 of the fair value hierarchy. There were no fair value measurements classified as Level 3.

14.	Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2023	2022
Nova Scotia Credit Union Deposit Insurance Corporation [1]	41,876	41,993	*
Public Trustee [2]	75,497	63,124
Miscellaneous Trusts [3]	52,666	44,380	*

Total Trust Funds Under Administration	170,039	149,497

[1]	Represents trust with December 31 year-end.
[2]	Financial statements of these funds are available in Public Accounts – Volume 2.
[3]	Miscellaneous trusts include a large number of relatively small funds.
*	Amount was updated from the prior year based on the most current information.

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the trustee of the Plan is the Teachers’ Pension Plan Trustee Inc. (TPPTI), of which the Province appoints four of nine members. TPPTI is responsible for the administration of the trust fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2022 were $5.5 billion (2021 – $5.9 billion).

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

14. Trust Funds Under Administration (continued)

Effective April 1, 2013, the Minister of Finance and Treasury Board transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc., of which the Province appoints six of 13 members. Due to this transfer and the changes made to the Public Service Superannuation Act effective April 1, 2013, the Province no longer has any responsibility for this plan. As at March 31, 2023, the total net assets available for benefits were $7.5 billion (2022 – $7.5 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship between the Province and the Nova Scotia Government and General Employees Union (NSGEU), of which the Province appoints five of 11 trustees. The Trustees are responsible for the administration of the trust fund and investment management of fund assets, and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The total net assets available for benefits as of December 31, 2022 were $151.1 million (2021 – $171.3 million).

15. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2023, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

16. Contributed Services

Volunteers contribute a significant amount of their time each year to support the delivery of certain programs and services within the health and education sectors. The fair value of these contributed services is not readily determinable and, as such, they are not recognized in these consolidated financial statements.

Public Accounts Volume 1 – Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2023

17. Subsequent Events

In the Spring of 2023, unprecedented wildfires affected several Nova Scotia communities, most notably Halifax Regional Municipality, Shelburne County, and Yarmouth County. The Province responded by providing financial assistance through such programs as the Small Business Wildfire Relief Program, Agriculture Wildfire Response Grant, and Emergency Relief Grant for Individuals. The full extent of the financial impact to the Province is still being assessed, however current forecasts are showing an estimated $61.2 million in costs as a result of the fires, a portion of which may be recoverable from the federal government.

On June 1, 2023, the Province was informed about a global security breach in the file transfer service called MOVEit. This system allows information to move efficiently within the Province and to outside partners. The breach affected members of the public and members of the public service. The Province responded by immediately taking the system offline, investigating the cause, and installing a security update. On June 4, 2023, the Province notified the Canadian Centre for Cyber Security, police, and Office of the Information and Privacy Commissioner. Individuals whose sensitive personal information was stolen were provided free access to credit monitoring and fraud protection services by the Province. The full extent of the financial impact to the Province is still being assessed, however current forecasts are showing an estimated $3.9 million in costs as a result of the breach.

In July 2023, extreme rainfall caused severe flooding and significantly damaged roads, bridges, dams, and other critical infrastructure. Many Nova Scotia communities were affected, particularly East and West Hants, Halifax Regional Municipality, and Lunenburg and Queens Counties. As a result, a provincewide state of emergency was declared on July 22, 2023 and then lifted on July 26, 2023. The Province responded by providing financial assistance through the Disaster Financial Assistance Program. The full extent of the financial impact to the Province is still being assessed, however early projections are indicating approximately $110.0 million in estimated costs as a result of the flooding, a portion of which may be recoverable from the federal government.

18. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year. The more significant reclassifications are attributed to the adoption of PS 3450, Financial Instruments.

Schedules to the Consolidated Financial Statements

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2023

($ thousands)

	2023	2022
Provincial Sources
Tax Revenue
Personal Income Tax *	4,060,700	3,307,569
Corporate Income Tax *	1,017,772	637,880
Harmonized Sales Tax *	2,609,428	2,185,924
Tobacco Tax	153,425	181,297
Motive Fuel Tax	263,805	258,528
Cannabis and Vaping Products Tax	18,251	13,282
Non-Resident Deed Transfer Tax	11,464	—
Other Tax Revenue *	260,337	227,540

	8,395,182	6,812,020

Other Provincial Revenue
Recoveries	480,407	410,625
Other Revenue of Governmental Units	565,383	486,238
Municipal Contributions to Regional Centres for Education	299,621	290,624
Petroleum Royalties *	840	—
Offshore License Forfeitures	—	124,721
Registry of Motor Vehicles	146,811	145,170
Other Government Charges	61,764	54,842
Miscellaneous	159,109	164,088

	1,713,935	1,676,308

Net Income from Government Business Enterprises (Schedule 6)	465,259	406,109

Investment Income
Interest Revenue	131,838	185,480
Sinking Fund and Public Debt Management Fund Earnings	11,228	8,490

	143,066	193,970

Total Provincial Sources	10,717,442	9,088,407

Federal Sources
Equalization Payments	2,458,356	2,315,348
Canada Health Transfer *	1,233,812	1,221,920
Canada Social Transfer *	416,722	401,471
Recoveries	446,749	511,193
Offshore Accord	47,772	130,063
TCA Cost Shared Revenue	82,808	148,244
Other Federal Transfers	185,572	231,004

Total Federal Sources	4,871,791	4,959,243

Total Revenue	15,589,233	14,047,650

* See Note 6 for details of Prior Years’ Adjustments

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2023

($ thousands)

	2023	2022
		(as restated)
Advanced Education
Department of Advanced Education	682,109	647,791
Nova Scotia Community College	255,402	235,442

	937,511	883,233

Agriculture
Department of Agriculture	76,242	28,571
Nova Scotia Crop and Livestock Insurance Commission	3,927	1,592
Nova Scotia Harness Racing Fund	995	1,006
Perennia Food and Agriculture Corporation	14,840	11,141

	96,004	42,310

Communities, Culture, Tourism and Heritage
Department of Communities, Culture, Tourism and Heritage	242,827	205,763
Art Gallery of Nova Scotia	4,912	4,024
Gaels Forward Fund	17	16
Public Archives of Nova Scotia	160	164
Schooner Bluenose Foundation	29	8
Sherbrooke Restoration Commission	2,087	2,908
Vive l’Acadie Community Fund	46	51
Tourism Nova Scotia	—	33,838

	250,078	246,772

Community Services
Department of Community Services	1,264,831	1,086,639

Economic Development
Department of Economic Development	43,556	83,444
Invest Nova Scotia	36,044	—
Nova Scotia Business Inc.	15,334	38,647
Nova Scotia Innovation Corporation	6,730	12,199
Nova Scotia Strategic Opportunities Fund Incorporated	—	1

	101,664	134,291

Education and Early Childhood Development
Department of Education and Early Childhood Development	315,042	227,067
Annapolis Valley Regional Centre for Education	183,832	175,825
Cape Breton-Victoria Regional Centre for Education	185,180	177,994
Chignecto Central Regional Centre for Education	280,343	262,725
Conseil scolaire acadien provincial	116,243	108,281
Halifax Regional Centre for Education	722,707	679,956
Nova Scotia Education Common Services Bureau	2,218	3,092
Nova Scotia School Insurance Program	12,849	11,777
South Shore Regional Centre for Education	103,448	98,111
Strait Regional Centre for Education	108,542	101,807
Tri-County Regional Centre for Education	100,525	94,862

	2,130,929	1,941,497

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2023

($ thousands)

	2023	2022
		(as restated)
Environment and Climate Change
Department of Environment and Climate Change	199,922	45,247
Green Fund	51,426	44,957
Nova Scotia Environmental Trust	27	—
Resource Recovery Fund Board Inc.	69,195	66,736

	320,570	156,940

Finance and Treasury Board
Department of Finance and Treasury Board	27,665	25,491
Nova Scotia Gaming Corporation	5,795	—
Nova Scotia Municipal Finance Corporation	669	813

	34,129	26,304

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	14,815	15,046
Nova Scotia Sportfish Habitat Fund	340	359

	15,155	15,405

Health and Wellness
Department of Health and Wellness	1,640,042	1,639,654
Izaak Walton Killam Health Centre	344,680	310,033
Nova Scotia Health Authority	3,127,709	2,729,234

	5,112,431	4,678,921

Justice
Department of Justice	404,015	392,596
CorFor Capital Repairs and Replacement Fund	883	—
Nova Scotia Legal Aid Commission	30,619	30,183
Workers Compensation Appeals Tribunal	1,891	1,932

	437,408	424,711

Labour, Skills and Immigration
Department of Labour, Skills and Immigration	198,610	260,101
Occupational Health and Safety Trust Fund	411	75

	199,021	260,176

Municipal Affairs and Housing
Department of Municipal Affairs and Housing	301,449	311,015
Housing Nova Scotia	263,337	238,385
Nova Scotia E911 Cost Recovery Fund	6,478	6,157
Nova Scotia Provincial Housing Agency	58,120	—

	629,384	555,557

Natural Resources and Renewables
Department of Natural Resources and Renewables	195,548	199,029
Crown Land Mine Remediation Fund	11	—
Crown Land Silviculture Fund	1,100	1,410
Habitat Conservation Fund	176	145
Nova Scotia Market Development Initiative Fund	277	—
Off-highway Vehicle Infrastructure Fund	2,240	585
Species-at-risk Conservation Fund	128	330

	199,480	201,499

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2023

($ thousands)

	2023	2022
		(as restated)
Public Service
Public Service Units	154,087	178,868
Mi’kmaw Youth Fund	31	30
Nova Scotia Utility and Review Board	10,856	10,777

	164,974	189,675

Public Works
Department of Public Works	661,770	595,502
Build Nova Scotia	18,442	—
Develop Nova Scotia	8,520	11,725
Joint Regional Transportation Agency	1,603	—
Nova Scotia Lands Inc.	8,333	16,830

	698,668	624,057

Seniors and Long-Term Care
Department of Seniors and Long-Term Care	1,241,956	1,030,666

Service Nova Scotia and Internal Services
Department of Service Nova Scotia and Internal Services	508,764	316,985

Restructuring Costs	286,223	82,988

Pension Valuation Adjustment	69,415	64,867

Refundable Tax Credits	98,222	103,268

Net Loss on Disposal of Crown Assets	1,270	1,134

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2023

($ thousands)

	2023	2022
		(as restated)
Debt Servicing Costs
General Revenue Fund	652,439	618,474
Annapolis Valley Regional Centre for Education	320	275
Art Gallery of Nova Scotia	2	—
Build Nova Scotia	11	—
Cape Breton-Victoria Regional Centre for Education	298	268
Chignecto Central Regional Centre for Education	507	451
Conseil scolaire acadien provincial	186	164
Develop Nova Scotia	—	6
Halifax Regional Centre for Education	1,319	1,145
Housing Nova Scotia	7,915	8,421
Invest Nova Scotia	25	—
Izaak Walton Killam Health Centre	612	562
Nova Scotia Community College	2,729	2,576
Nova Scotia Gaming Corporation	2	—
Nova Scotia Health Authority	8,338	7,559
Nova Scotia Innovation Corporation	27	40
Nova Scotia Legal Aid Commission	424	392
Nova Scotia Municipal Finance Corporation	123	57
Nova Scotia Provincial Housing Agency	2	—
Nova Scotia Strategic Opportunities Fund Incorporated	—	2
Nova Scotia Utility and Review Board	17	21
Perennia Food and Agriculture Corporation	—	59
Resource Recovery Fund Board Inc.	13	13
Sherbrooke Restoration Commission	—	5
South Shore Regional Centre for Education	(145)	252
Strait Regional Centre for Education	173	156
Tourism Nova Scotia	—	24
Tri-County Regional Centre for Education	62	194

	675,399	641,116

Total Expenses	15,473,486	13,709,011

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments

For the fiscal year ended March 31, 2023

($ thousands)

			Net	Net
	Loans	Provisions	2023	2022
Loans Receivable
Advanced Education –
Student Loans Direct Lending	221,414	93,021	128,393	131,833
Agriculture and Rural Credit Act	237,484	9,124	228,360	191,766
Finance and Treasury Board –
Loans to Municipalities	774,406	—	774,406	—
Fisheries Development Act	305,121	1,817	303,304	262,557
Halifax-Dartmouth Bridge Commission	140,000	—	140,000	145,000
Housing Nova Scotia	540,714	5,255	535,459	501,236
Invest Nova Scotia	14,600	6,890	7,710	—
Nova Scotia Business Inc.	—	—	—	7,830
Nova Scotia Innovation Corporation	—	—	—	1,056
Nova Scotia Jobs Fund	349,713	72,957	276,756	290,605
Nova Scotia Municipal Finance Corporation	—	—	—	788,259
Other	1,459	421	1,038	1,141

Total Loans Receivable	2,584,911	189,485	2,395,426	2,321,283

			Net	Net
	Investments	Provisions	2023	2022
Investments
Art Gallery of Nova Scotia	5,496	—	5,496	4,172
Finance and Treasury Board –
Public Debt Management Fund	969,208	—	969,208	953,895
Sinking Fund	—	—	—	504,116
Invest Nova Scotia	102,774	25,693	77,081	—
Nova Scotia Business Inc.	—	—	—	—
Nova Scotia Community College	33,150	—	33,150	50,244
Nova Scotia Health Authority	58,156	—	58,156	52,627
Nova Scotia Innovation Corporation	—	—	—	68,299
Nova Scotia Power Finance Corporation	299,673	—	299,673	312,262
Nova Scotia School Insurance Program	5,831	—	5,831	5,578
Perennia Food and Agriculture Corporation	6,683	—	6,683	5,815
Public Archives of Nova Scotia	2,906	—	2,906	2,131
Resource Recovery Fund Board Inc.	22,465	—	22,465	14,465
Other	765	271	494	—

Total Investments	1,507,107	25,964	1,481,143	1,973,604

All loans have been recognized at cost or amortized cost. Investments are recognized at fair value or cost or amortized cost, as classified in Note 13.

The provisions listed above include $2.5 million (2022 – $2.5 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Other provisions include $7.3 million (2022 – $7.4 million) for the Debt Reduction Assistance Program related to the student loans portfolio of the Department of Advanced Education, of which $0.1 million (2022 – $0.1 million) relates to the student loans guaranteed by the Province.

Schedules to the Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments (continued)

For the fiscal year ended March 31, 2023

Maturity dates for loans range from calendar year 2023 to 2053, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 12.0 per cent, with some loans having variable interest rates. Most investments have no set maturity dates or interest rates.

The security on loans can include life insurance, company assets, personal guarantees, or the value of the parent company, if applicable. Security can range from an unsecured position to a fully secured position.

Designated Investments

The portfolio of investments held by the Nova Scotia Power Finance Corporation are defeasance assets to indemnify the long-term debt held by the Corporation. The Province has recognized defeasance assets equivalent to the outstanding long-term debt of the Nova Scotia Power Finance Corporation included in Schedule 4.

The Public Debt Management Fund is considered an unrestricted sinking fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The term to maturity of the investments within this unrestricted sinking fund are summarized in Schedule 4.

The Sinking Fund investments were externally restricted sinking funds set aside to retire unmatured debt, as required by debt covenants. At March 31, 2023, all debentures with sinking fund requirements have matured and there are no remaining externally restricted sinking funds.

Allowance for Impaired Loans and Investments

Loans and investments are considered impaired when there is no longer reasonable assurance of the timely collection of the full amount of principal and interest. The allowance is comprised of two components, the specific allowance for individually identified impaired loans and investments and a general allowance for unidentified impaired loans and investments. The specific allowance for individually impaired loans and investments was established based on a review of impaired loans and investments. Specific allowances are identified based on review of specific accounts in arrears or once returned as defaulted. The collective allowance for unidentified impaired loans and investments is based on management’s best estimate of the loss that is likely to be experienced on impaired loans and investments that were not known to be impaired at the financial statement date. The collective allowance was determined based on management’s judgment and reviews of historic write-offs.

Loans Past Due but Not Impaired

A loan is considered past due when a counterparty has not made a payment by the contractual due date. The following table presents the carrying value of loans that are past due but not classified as impaired because they have not met the aging threshold for impairment, or other factors such as credit rating, loan security, and collection efforts are expected to result in repayment. Loans that are past due but not impaired are as follows:

($ thousands)					2023	2022
	1-30	31-60	61-90	91 +
	days	days	days	days	Total	Total
	4,241	6,238	4,869	12,640	27,988	18,315

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2023

($ thousands)

			2023	2022
	Gross	Repurchased	Net	Net
	Unmatured	Own Debt	Unmatured	Unmatured
	Debt	Instruments	Debt	Debt
General Revenue Fund*	16,355,972	105,228	16,250,744	16,394,502
Develop Nova Scotia	—	—	—	115
Housing Nova Scotia	96,252	—	96,252	101,640
Nova Scotia Health Authority	4,218	—	4,218	2,080
Nova Scotia Municipal
Finance Corporation*	—	—	—	8,152
Nova Scotia Power
Finance Corporation	299,673	—	299,673	312,262

Total Unmatured Debt	16,756,115	105,228	16,650,887	16,818,751

*	The General Revenue Fund now includes the unmatured debt of Nova Scotia Municipal Finance Corporation at March 31, 2023 due to the restructuring of that entity effective December 1, 2022.

Gross Unmatured Debt

All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and further detailed in Schedule 6.

Repurchased Own Debt Instruments

As at March 31, 2023, the Province held a carrying value of $105.2 million (2022 – $174.6 million) of its own debentures. When a government repurchases its own debt instruments, the repurchased instruments offset the original liabilities on the statement of financial position and this represents the Net Unmatured Debt of the Province.

Similarly, any interest revenue and interest expense associated with these repurchased debt instruments are offset in the Consolidated Statement of Operations.

Nova Scotia Power Finance Corporation

As per the Nova Scotia Power Corporation Privatization Agreement (Agreement), Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments, and Federal bonds, coupons, and residuals. As at March 31, 2023, the carrying value of the fully defeased long-term debt of Nova Scotia Power Finance Corporation is $299.7 million (2022 – $312.3 million) with a par value of $200.0 million (2022 – $200.0 million). The related defeasance assets recognized by the Nova Scotia Power Finance Corporation are included in Schedule 3.

Should there be a deficiency in defeasance assets, as part of the Agreement, Nova Scotia Power Incorporated is obligated to indemnify Nova Scotia Power Finance Corporation against all costs which Nova Scotia Power Finance Corporation may suffer or incur as a consequence of a deficiency in defeasance assets. Nova Scotia Power Incorporated is responsible for managing the portfolio of defeasance assets and is obligated to match its cash flows with the principal and interest streams of the related debt.

Schedules to the Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2023

($ thousands)

Debt Repayments

Projected net principal debt repayments, capital lease payments, payments related to Public-Private Partnership (P3) arrangements, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	P3 Payments	Total Payments
2024	752,994	6,441	245,017	1,004,452
2025	866,637	6,600	7,474	880,711
2026	843,635	6,800	7,772	858,207
2027	8,898	4,142	8,081	21,121
2028	3,260	4,062	8,403	15,725
2029 and thereafter	13,573,321	92,517	204,833	13,870,671

	16,048,745	120,562	481,580	16,650,887

Net principal repayments are comprised of the principal amounts due on loans, debentures, and long-term debt related to leased capital assets and assets acquired under P3 arrangements, less principal payments on repurchased own debt instruments. Net principal repayments for P3 arrangements include payments at substantial completion of approximately 50.0 per cent of costs incurred during construction.

In addition, the Province has approximately $969.2 million (2022 – $953.9 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. Sinking fund assets are now recorded on a gross basis in investments further detailed in Schedule 3. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances, provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

Term to Maturity	2023	2022
Cash and Cash Equivalents	176,679	166,735
1 to 3 years	459,723	308,520
3 to 5 years	332,806	478,640

Public Debt Management Funds	969,208	953,895

Public Accounts Volume 1 – Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2023

($ thousands)

	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund	15,744,376	2024 to 2063	1.00% to 6.60%
Nova Scotia Power Finance Corporation	299,673	2031	11.00%

Total Debentures	16,044,049

Loans
General Revenue Fund – Other Debt	13,672	2026 to 2048	0.00% to 3.65%
Housing Nova Scotia	96,252	2024 to 2054	1.00% to 6.35%

Total Loans	109,924

Capital Leases and P3 Arrangements
General Revenue Fund – Capital Leases	116,344	2027 to 2043	6.82% to 6.86%
General Revenue Fund – P3 Arrangements	481,580	2044 to 2054	3.62% to 3.95%
Nova Scotia Health Authority – Capital Leases	4,218	2028 to 2031	3.55% to 3.95%

Total Capital Leases and P3 Arrangements	602,142

Gross Unmatured Debt	16,756,115

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $803.8 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada. All debt is presented in Canadian dollars. The Province does not hold debt denominated in foreign currencies at year-end.

Long-term debt obligations arising from P3 arrangements are recognized as unmatured debt as the underlying tangible capital assets are constructed. At substantial completion, which is estimated in 2023-24, the Province will repay approximately 50.0 per cent of the costs incurred during construction, with the remaining balance to be repaid over the term of the contracts.

The interest rates shown for the outstanding debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Nova Scotia

Notes payable are secured by investments in social housing.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2023

($ thousands)

	2023					2022
	Halifax- Highway 104
	Dartmouth	Western Nova Scotia Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total
Cash	8,498	5,960	31,396	28,856	74,710	71,284
Accounts
Receivable	604	1,431	1,744	5,378	9,157	16,732
Inventory	400	17	3,499	77,400	81,316	76,338
Investments	15,754	67,334	23,385	—	106,473	103,621
Tangible Capital
Assets	280,823	24,997	58,474	97,246	461,540	439,479
Other Assets	—	706	3,604	10,956	15,266	105,000

Total Assets	306,079	100,445	122,102	219,836	748,462	812,454

Accounts Payable	4,798	8,410	22,428	57,577	93,213	214,699
Unmatured Debt	140,000	—	29,693	37,874	207,567	198,343
Other Liabilities	4,706	2,040	627	23,208	30,581	42,626

Total Liabilities	149,504	10,450	52,748	118,659	331,361	455,668

Equity	156,575	89,995	69,354	101,177	417,101	356,786

Total Liabilities and Equity	306,079	100,445	122,102	219,836	748,462	812,454

Total Revenue	38,005	13,805	354,153	867,290	1,273,253	1,161,031
Debt Servicing
Costs	4,059	1	786	2,049	6,895	12,806
Other Expenses	22,473	8,456	189,581	580,589	801,099	742,116

Total Expenses	26,532	8,457	190,367	582,638	807,994	754,922

Net Income	11,473	5,348	163,786	284,652	465,259	406,109

Other
Comprehensive
Income	—	—	(2,393)	2,301	(92)	—

Comprehensive Income	11,473	5,348	161,393	286,953	465,167	406,109

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2023

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, regulates toll rates charged for the use of the two bridges operated by HDBC.

Long-Term Loan Agreements with the Province

2015 Loan Agreement

On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge (the Big Lift project). This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. Over the next five years annual principal repayments are $8.0 million per year. As at March 31, 2023, HDBC had a balance of $138.0 million (2022 – $145.0 million) repayable on the loan, of which $8.0 million is due within a year.

Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.8 per cent. For the year ending March 31, 2023, interest on the loan was $4.1 million (2022 – $4.1 million), of which $1.3 million (2022 – $1.4 million) was payable at year-end.

Restricted Reserve Funds

The 2015 Loan Agreement requires that HDBC maintain three reserve funds: Operating, Maintenance & Administrative (OM) Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $15.8 million (2022 – $15.4 million). These restricted assets were invested in GICs and term deposits with rates between 5.17 and 5.92 per cent. Interest income on restricted assets for the year totaled $0.5 million (2022 – $0.1 million).

Line of Credit Agreement with the Province

On April 6, 2020, HDBC entered into a line of credit agreement with the Province for a $60.0 million revolving, unsecured line of credit that matures on March 31, 2025. Interest is charged on outstanding balances at a rate equal to the arithmetical average of the discount rates on Canadian Dealer Offered Rate (CDOR) banker’s acceptances applicable on the date of the requested advance payable at maturity.

At March 31, 2023, HDBC had $2.0 million (2022 – $nil) outstanding and had incurred $0.1 million (2022 – $nil) in interest on the line of credit, of which $9.0 thousand (2022 – $nil) was payable at year end.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2023

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia.

H104’s main source of revenue is tolls. During 2021-22, H104 repaid all debt from excess cash reserves. H104 will continue its mandate to manage toll revenue collection and to fund annual and long-term maintenance indefinitely. On December 16, 2021, the Nova Scotia Governor in Council, by Order in Council 2021-288, amended the Highway 104 Western Alignment Regulations with respect to the classification of vehicles and exemption of vehicles registered in Nova Scotia. As a result, the payment of tolls is no longer required for vehicles with Nova Scotia registered license plates effective December 16, 2021.

Related Party Transactions

H104 had a receivable from the Province in the amount of $nil (2022 – $0.3 million) at year-end. Government grants cover certain expenses incurred and costs of assets. They are recognized initially as deferred revenue at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.4 million (2022 – $1.4 million), enforcement costs of $10.0 thousand (2022 – $60.0 thousand), as well as costs related to the Annual Roadway Maintenance Agreement.

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Public Works for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.4 million for the current fiscal year (2022 – $1.4 million). During the year, H104 also incurred management fees of $530.8 thousand (2022 – $75.1 thousand) to the Province on the tenders the Province manages on behalf of the Corporation. These costs are capitalized to property, plant and equipment.

Long-Term Debt

H104 has no long-term debt at March 31, 2023. The Senior toll revenue bonds were prepaid in full during the 2022 fiscal year.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2023

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales. NSGC is the party with the authority to operate casinos in Nova Scotia under the Criminal Code (Canada) and Gaming Control Act (Nova Scotia). On December 1, 2022, the Province passed legislation that resulted in the removal of the Board of Directors of NSGC, whereby transitioning the status of NSGC from a Government Business Enterprise (GBE) to an Other Government Organization (OGO) under Public Sector Accounting Standards. The corporation continues to exist but with no staff. NSGC has three distinct and separate operating segments – casino operations, lottery sales, and corporate services. As a result of the restructuring, NSGC reassessed its accounting and determined that Casino Nova Scotia (CNS) is a government business enterprise and Atlantic Lottery Corporation (ALC) is a government business partnership.

For the 2022-23 fiscal year, NSGC is being accounted for in the following manner:

•	Modified equity method for the period April 1, 2022 to November 30, 2022.

•	Modified equity method for CNS and ALC for the period December 1, 2022 to March 31, 2023.

•	Line-by-line consolidation for the corporate services segment for the period December 1, 2022 to March 31, 2023.

($ thousands)	2023
	Nova Scotia Gaming Corporation	Casino Nova Scotia	Atlantic Lottery Corporation	Total
Cash	—	22,877	8,519	31,396
Accounts Receivable	—	763	981	1,744
Inventory	—	229	3,270	3,499
Investments	—	—	23,385	23,385
Tangible Capital Assets	—	31,374	27,100	58,474
Other Assets	—	1,053	2,551	3,604

Total Assets	—	56,296	65,806	122,102

Accounts Payable	—	9,513	12,915	22,428
Unmatured Debt	—	661	29,032	29,693
Other Liabilities	—	153	474	627

Total Liabilities	—	10,327	42,421	52,748

Equity	—	45,969	23,385	69,354

Total Liabilities and Equity	—	56,296	65,806	122,102

Total Revenue	235,049	29,324	89,780	354,153
Debt Servicing Costs	461	—	325	786
Other Expenses	130,124	23,272	36,185	189,581

Total Expenses	130,585	23,272	36,510	190,367

Net Income	104,464	6,052	53,270	163,786

Other Comprehensive Income	—	—	(2,393)	(2,393)

Comprehensive Income	104,464	6,052	50,877	161,393

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2023

Nova Scotia Gaming Corporation (continued)

Special Payments to Government Departments

NSGC is obligated to make direct payments annually to two provincial government departments: Department of Communities, Culture, Tourism and Heritage (in support of the Cultural Federation of Nova Scotia and Sport Nova Scotia) and Department of Agriculture (in support of the Exhibition Association of Nova Scotia). For the first eight months of 2023, these payments totaled $0.2 million (2022 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $2.3 million to the Department of Health and Wellness in the first eight months of 2023 (2022 – $3.0 million) to fund problem gambling treatment and $0.5 million (2022 – $0.5 million) to fund youth gambling prevention.

Contribution to Nova Scotia Harness Racing Fund

NSGC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. For the first eight months of 2023, the contribution was $1.0 million (2022 – $1.0 million).

Due to Atlantic Gaming Equipment Limited

As at March 31, 2023, the amount due to Atlantic Gaming Equipment Limited was $28.8 million (2022 – $11.8 million), of which $5.2 million (2022 – $3.8 million) was classified as current. This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Other Comprehensive Income

During the year, NSGC reported -$2.4 million in other comprehensive income (OCI) related to its share of Atlantic Lottery Corporation’s OCI (2022 – $11.0 million). As at March 31, 2023, accumulated OCI was $23.4 million (2022 – $25.8 million).

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2023

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC is Nova Scotia’s largest retailer of liquor and cannabis products and its network includes over 100 retail stores, e-commerce, 62 agency stores, four private wine and specialty stores, and one standalone cannabis store. The Corporation serves as a wholesaler to more than 2,000 bars and restaurants across the Province.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $271.0 million (2022 – $268.0 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Lease Obligations

The Corporation leases properties for its retail stores. Lease contracts are typically made for fixed periods of 2 to 20 years but many have extension options. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. As at March 31, 2023, NSLC has total lease obligations of $37.9 million (2022 – $39.7 million), of which $5.3 million is considered current. Net minimum lease payments over the next five years are $5.3 million in 2024 and an average of $5.8 million per year from 2025 to 2028.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $101.2 million (2022 – $85.2 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Other Comprehensive Income

During the year, NSLC reported $2.3 million in other comprehensive income (OCI) related to actuarial losses on defined benefit plans (2022 – $5.8 million). As at March 31, 2023, accumulated OCI was $10.3 million (2022 – $8.0 million).

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2023

($ thousands)

	2023						2022
	Land	Buildings and Land Improvements	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
							(as restated)
Costs
Opening Costs	1,156,775	7,518,495	1,485,949	250,088	4,908,926	15,320,233	14,386,755
Transfers	287	(277)	4	3	—	17	—
Additions	66,596	551,152	104,391	22,286	490,980	1,235,405	970,886
Disposals	(1,582)	(20,409)	(49,679)	(11,153)	(9,860)	(92,683)	(37,408)

Closing Costs	1,222,076	8,048,961	1,540,665	261,224	5,390,046	16,462,972	15,320,233

Accumulated Amortization
Opening Accumulated Amortization	—	(3,667,404)	(1,084,604)	(161,313)	(2,589,880)	(7,503,201)	(7,061,391)
Transfers	—	(68)	52	(3)	—	(19)	—
Disposals	—	17,920	49,133	10,795	6,824	84,672	34,058
Amortization Expense	—	(184,288)	(76,859)	(20,387)	(205,733)	(487,267)	(475,868)

Closing Accumulated Amortization	—	(3,833,840)	(1,112,278)	(170,908)	(2,788,789)	(7,905,815)	(7,503,201)

Net Book Value	1,222,076	4,215,121	428,387	90,316	2,601,257	8,557,157	7,817,032

Opening Balance	1,156,775	3,851,091	401,345	88,775	2,319,046	7,817,032	7,325,364
Closing Balance	1,222,076	4,215,121	428,387	90,316	2,601,257	8,557,157	7,817,032

Increase in Net Book Value	65,301	364,030	27,042	1,541	282,211	740,125	491,668

Public Accounts Volume 1 – Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2023

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization rates of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	20 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 4 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 - 60 years
Machinery, Computers and Equipment	1 - 60 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Capital leases are included in the various asset classes as at March 31, 2023 as follows:

	Cost	Accumulated Depreciation
Buildings and Land Improvements	$225.1 million	$82.9 million
Machinery, Computers and Equipment	$9.0 million	$6.7 million
Vehicles and Ferries	$23.8 million	$13.6 million

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the declining balance method. The net book value of these assets is $252.8 million (2022 – $271.7 million).

Included in the closing costs of the various classes as at March 31, 2023 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $847.6 million; Machinery, Computers and Equipment of $75.6 million; Vehicles and Ferries of $10.2 million; and Roads, Bridges and Highways of $650.2 million.

P3 arrangements are included in the various categories as follows: Buildings and Land Improvements of $97.9 million and Roads, Bridges and Highways of $367.5 million. Of the total P3 costs, 21.0 per cent relates to healthcare infrastructure and 79.0 per cent relates to highways. Buildings and Land Improvement assets are under construction and have not yet been amortized. Bridges and Highways of $72.1 million are in use, of which $1.8 million has been amortized.

Schedules to the Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2023

($ thousands)

	2023			2022
	Foreign
	Exchange
	Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Advanced Education – Student Loan Program		31	31	67
Department of Economic Development – Forestry Contractor Relief Program		5,000	787	821
Department of Economic Development – Small Business Loan Guarantee Program		20,000	17,670	19,095
Department of Public Works (US$)	0.739	6,767	—	—
Nova Scotia Jobs Fund Act		42,600	36,072	36,551

Total Bank Loan Guarantees		74,398	54,560	56,534

Mortgages
Housing Nova Scotia Act – Canada Mortgage and Housing Corporation Indemnities		6,000	6,000	7,800

Total Mortgage Guarantees		6,000	6,000	7,800

Total Direct Guarantees		80,398	60,560	64,334

Less: Provision for Guarantee Payout
Department of Economic Development – Forestry Contractor Relief Program			(197)	(277)
Department of Economic Development – Small Business Loan Guarantee Program			(2,543)	(2,543)
Housing Nova Scotia Act			(3,585)	(3,741)
Nova Scotia Jobs Fund Act			(2,500)	(2,500)

			(8,825)	(9,061)

Less: Provision for Student Debt Reduction Program
Department of Advanced Education – Student Loan Program			(33)	(53)

Net Direct Guarantees			51,702	55,220

(Not provided for in these consolidated financial statements)

Public Accounts Volume 1 – Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting

As at March 31, 2023

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2023 and 2022 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, and post-secondary and advanced education.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment, supporting labour, and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2023

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2023	2022	2023	2022	2023	2022	2023	2022
		(as restated)		(as restated)		(as restated)		(as restated)
Revenue Provincial Sources
Tax Revenue	153,425	181,297	—	—	263,805	258,528	—	—
Other Provincial Revenue	972,729	538,997	491,413	438,030	29,764	12,732	313,119	245,300
Net Income from GBEs	—	—	—	—	16,821	7,451	—	—
Investment Income	5,300	1,430	14,259	9,581	—	—	23,289	21,843
Federal Sources	1,356,064	1,419,794	440,421	406,664	69,070	92,021	329,359	356,929

Total Revenue	2,487,518	2,141,518	946,093	854,275	379,460	370,732	665,767	624,072

Expenses Grants and Subsidies	1,344,599	1,220,593	1,040,939	995,873	74,208	40,283	2,614,944	2,097,313
Salaries and Employee
Benefits	2,534,162	2,155,320	1,776,107	1,695,078	130,754	130,525	189,463	176,392
Operating Goods and
Services	1,262,780	1,205,540	391,279	319,267	194,007	182,455	187,005	169,779
Professional Services	88,904	64,687	20,954	24,948	52,957	34,757	10,735	9,891
Amortization	98,094	94,324	89,264	91,169	238,253	228,629	26,853	27,539
Debt Servicing Costs	9,080	8,374	5,449	5,480	—	—	29,922	29,201
Other	119	1,839	112	—	—	—	527	544

Total Expenses	5,337,738	4,750,677	3,324,104	3,131,815	690,179	616,649	3,059,449	2,510,659

Segment Result	(2,850,220)	(2,609,159)	(2,378,011)	(2,277,540)	(310,719)	(245,917)	(2,393,682)	(1,886,587)

Public Accounts Volume 1 – Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting (continued)

For the fiscal year ended March 31, 2023

($ thousands)

	Natural Resources & Economic Development		Other Government		InterSegment Eliminations		Total
	2023	2022	2023	2022	2023	2022	2023	2022
								(as restated	)
Revenue

Provincial Sources
Tax Revenue	455	430	7,977,497	6,371,765	—	—	8,395,182	6,812,020
Other Provincial Revenue	157,600	303,869	550,737	601,873	(801,427)	(464,493)	1,713,935	1,676,308
Net Income from GBEs	—	—	448,438	398,658	—	—	465,259	406,109
Investment Income	3,360	103,324	121,799	80,057	(24,941)	(22,265)	143,066	193,970
Federal Sources	72,462	170,316	2,604,415	2,513,519	—	—	4,871,791	4,959,243

Total Revenue	233,877	577,939	11,702,886	9,965,872	(826,368)	(486,758)	15,589,233	14,047,650

Expenses
Grants and Subsidies	317,576	225,074	1,399,786	875,219	(731,321)	(329,711)	6,060,731	5,124,644
Salaries and Employee
Benefits	158,171	158,669	585,117	552,097	(15,853)	(1,453)	5,357,921	4,866,628
Operating Goods and
Services	238,572	271,615	229,203	200,775	(30,688)	(118,738)	2,472,158	2,230,693
Professional Services	3,914	8,005	238,655	226,464	(810)	(1,181)	415,309	367,571
Amortization	16,377	16,513	18,426	17,694	—	—	487,267	475,868
Debt Servicing Costs	76	143	670,683	633,562	(39,811)	(35,644)	675,399	641,116
Other	11,364	107	464	32	(7,885)	(31)	4,701	2,491

Total Expenses	746,050	680,126	3,142,334	2,505,843	(826,368)	(486,758)	15,473,486	13,709,011

Segment Result	(512,173)	(102,187)	8,560,552	7,460,029	—	—	115,747	338,639

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2023

The General Revenue Fund is comprised of the Province’s departments, public service units, special operating agencies, and the net income from government business enterprises, which are consolidated with the special purpose funds, governmental units, and a proportionate share of the government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units

(Consolidation Method)

Advanced Education	Public Service (continued)
Agriculture	Nova Scotia Police Complaints Commissioner
Communities, Culture, Tourism and Heritage	Nova Scotia Securities Commission
Nova Scotia Independent Production Fund	Office of Addictions and Mental Health
Community Services	Office of Equity and Anti-Racism Initiatives
Economic Development	Office of Healthcare Professionals
Community Economic Development Fund [1]	Recruitment
Nova Scotia Jobs Fund	Office of L’nu Affairs
Education and Early Childhood Development	Office of the Auditor General
Environment and Climate Change	Office of the Ombudsman
Finance and Treasury Board	Public Prosecution Service
Muggah Creek Remediation Fund	Public Service Commission
Public Debt Management Fund	Regulatory Affairs and Service Effectiveness
SYSCO Decommissioning Fund	Public Works
Fisheries and Aquaculture	Seniors and Long-Term Care
Health and Wellness	Service Nova Scotia and Internal Services
Justice
Labour, Skills and Immigration	Special Operating Agencies
Municipal Affairs and Housing	(Consolidation Method)
Natural Resources and Renewables
Public Service	Nova Scotia Apprenticeship Agency
Communications Nova Scotia Elections Nova Scotia	Nova Scotia Home for Colored Children Restorative Inquiry
Executive Council	Sydney Tar Ponds Agency (inactive)
Freedom of Information and Protection
of Privacy Review Office
Human Rights Commission
Intergovernmental Affairs
Legislative Services

[1]	Formerly Invest Nova Scotia Fund.

Public Accounts Volume 1 – Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2023

Special Purpose Funds	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

Acadia Coal Company Limited Fund	Halifax-Dartmouth Bridge Commission
CorFor Capital Repairs and Replacements Fund	Highway 104 Western Alignment Corporation
Crown Land Mine Remediation Fund	Nova Scotia Gaming Corporation [3]
Crown Land Silviculture Fund	Atlantic Lottery Corporation (25% ownership)
Democracy 250 (inactive)	Casino Nova Scotia
Gàidheil Air Adhart (Gaels Forward Fund)	Interprovincial Lottery Corporation
Gaming Addiction Treatment Trust Fund	(10% ownership)
Green Fund	Nova Scotia Gaming Equipment Limited
Habitat Conservation Fund	Nova Scotia Liquor Corporation
Mi’kmaw Youth Fund
Nova Scotia Coordinate Referencing System Trust	Government Partnership Arrangements
Fund	(Modified Equity Method) [4]
Nova Scotia E911 Cost Recovery Fund
Nova Scotia Environmental Trust	Atlantic Provinces Special Education Authority
Nova Scotia Government Acadian Bursary	(approximately 26% share)
Program Fund	Canada-Nova Scotia Offshore Petroleum Board
Nova Scotia Harness Racing Fund	(50% share)
Nova Scotia Market Development Initiative Fund	Canadian Sports Centre Atlantic
Nova Scotia Nominee Program Fund [1]	(approximately 15% share)
Nova Scotia Sportfish Habitat Fund	Council of Atlantic Premiers
Occupational Health and Safety Trust Fund	(approximately 31% share)
Off-highway Vehicle Infrastructure Fund	Halifax Convention Centre Corporation
P3 Schools Capital and Technology Refresh Fund [2]	(50% share)
Pengrowth Nova Scotia Energy Scholarship Fund
Scotia Learning Technology Refresh Fund
Select Nova Scotia Fund
Species-at-risk Conservation Fund
Sustainable Forestry Fund
Vive l’Acadie Community Fund

[1]	Dissolved August 30, 2022 by OIC 2022-214.
[2]	Includes refresh funds related to P3 schools.
[3]	Entity status changed from Government Business Enterprise to Governmental Unit on December 1, 2022.
[4]	GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation Method.

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2023

Governmental Units

(Consolidation Method)

Annapolis Valley Regional Centre for Education	Nova Scotia Health Authority
Art Gallery of Nova Scotia	Provincial Drug Distribution Program
Arts Nova Scotia	Nova Scotia Innovation Corporation [3]
Build Nova Scotia [1]	1402998 Nova Scotia Limited
Cape Breton-Victoria Regional Centre for Education	3087532 Nova Scotia Limited
Nova Scotia Lands Inc. [1]
Check Inns Limited (inactive)	Nova Scotia Legal Aid Commission
Chignecto Central Regional Centre for Education	Nova Scotia Municipal Finance Corporation [6]
Conseil scolaire acadien provincial	Nova Scotia Power Finance Corporation
Creative Nova Scotia Leadership Council	Nova Scotia Primary Forest Products Marketing
Develop Nova Scotia [1]	Board
Halifax Regional Centre for Education	Nova Scotia Provincial Housing Agency [2]
Housing Nova Scotia	Nova Scotia School Insurance Exchange
Cape Breton Island Housing Authority [2]	Nova Scotia School Insurance Program Association
Cobequid Housing Authority [2]	Nova Scotia Strategic Opportunities Fund Inc.
Eastern Mainland Housing Authority [2]	(inactive)
Metropolitan Regional Housing Authority [2]	Nova Scotia Utility and Review Board
Western Regional Housing Authority [2]	Perennia Food and Agriculture Corporation [7]
Invest Nova Scotia [3]	Public Archives of Nova Scotia
Izaak Walton Killam Health Centre	Resource Recovery Fund Board Inc.
Joint Regional Transportation Agency [4]	Schooner Bluenose Foundation
Nova Scotia Arts Council (inactive)	Sherbrooke Restoration Commission
Nova Scotia Boxing Authority	South Shore Regional Centre for Education
Nova Scotia Business Inc. [3]	Strait Regional Centre for Education
Nova Scotia Community College	Sydney Environmental Resources Limited (inactive)
Nova Scotia Community College Foundation	Sydney Steel Corporation
Nova Scotia Crop and Livestock Insurance	Tri-County Regional Centre for Education
Commission	Upper Clements Family Theme Park Limited
Nova Scotia Education Common Services Bureau	(inactive)
Nova Scotia Farm Loan Board	Workers Compensation Appeals Tribunal
Nova Scotia Fisheries and Aquaculture Loan Board	3052155 Nova Scotia Limited (inactive)
Nova Scotia Gaming Corporation [5]

[1]	Created by the Build Nova Scotia Act, Build Nova Scotia amalgamates Develop Nova Scotia and Nova Scotia Lands Inc., which were wound up on December 1, 2022.
[2]	Created by the Housing Supply and Services Act, Nova Scotia Provincial Housing Agency amalgamates the five regional housing authorities, which were wound up on December 1, 2022.
[3]	Created by the Invest Nova Scotia Act, Invest Nova Scotia amalgamates Nova scotia Business Inc. and Nova Scotia Innovation Corporation, which were wound up on December 1, 2022.
[4]	Newly created by the Joint Regional Transportation Agency Act.
[5]	Entity status changed from Government Business Enterprise to Governmental Unit on December 1, 2022.
[6]	Wound up on December 1, 2022 per the Municipal Finance Corporation Dissolution Act.
[7]	Formerly Perennia Food and Agriculture Incorporated.